Exhibit 99.1
For Immediate Release

Contact:	Francine J. Glandt Treasurer and Vice President of Finance Developers Diversified Realty Main: (216) 755-5500
DEVELOPERS DIVERSIFIED REALTY PROVIDES AN UPDATE ON MARKET TRANSACTIONS
CLEVELAND, OH, December 15, 2008 — Developers Diversified Realty (NYSE:DDR), the nation’s leading owner, developer and manager of market-dominant shopping centers, today provides an update on its previously announced transactional and financing activities.
•	Asset Sales to New Joint Venture: The Company previously announced an agreement on terms to sell 13 stabilized assets to a joint venture with an institutional investor which was expected to close in mid-December 2008, subject to the satisfaction or waiver of customary closing conditions. At this time, the Company has not entered into a definitive agreement relating to this transaction and this transaction will not close in December 2008. However, the Company continues to engage in active discussions with the institutional investor concerning assets which might be included in a potential transaction in 2009.

•	Equity Issuance: The Company has sold approximately 4.6 million of its common shares for approximately $25.6 million through the equity program established with BNY Mellon Capital Markets, LLC.

•	Repurchase of Senior Notes: The Company has repurchased approximately $48.0 million face value of its senior notes due January 30, 2009 at a discount to par. The current remaining outstanding balance of these senior notes is approximately $227.0 million.

•	Financings: One of the Company’s recently formed joint ventures closed last week on a new 5.95% fixed rate, three-year financing of $34.5 million with extension options for up to ten years on an asset that had been contributed to the joint venture on an unencumbered basis.

In addition, the Company’s joint venture in Brazil received bank approval last week for a new 8.5% fixed rate, twelve-year financing for R$112 million on its Manaus, Brazil development.

•	Asset Sales: Year to date, the Company sold shopping center assets generating proceeds of approximately $103 million and at this date has approximately $55 million of asset sales under contract and scheduled to close in December 2008 and January 2009.

•	Mervyns Stores: The Company is pleased to announce the releasing or disposition of seven Mervyns assets. An auction of Mervyns’ leases was held on December 10, 2008, at which Kohl’s Department Stores and Forever 21 submitted a joint bid for certain locations as announced by the tenants last Friday. Of the assets acquired by these tenants, five locations are owned by the Company. Four Mervyns leases were acquired by Kohl’s (Northridge Plaza in Northridge, CA; College Grove Shopping Center in San Diego, CA; Nellis Crossing in Las Vegas, NV; and Pear Tree Center in Ukiah, CA) and one Mervyns lease was acquired by Forever 21 (Antelope Valley Mall in Palmdale, CA), pending final approval by the court overseeing the Mervyns bankruptcy proceedings and subject to execution of a definitive agreement and lender approval. In addition, the Company is in active negotiations for the sale to Kohl’s of these four locations and an additional former Mervyns location (Grand Canyon Shopping Center in Las Vegas, NV). Also, the Company is in active negotiations with Gottschalks for the lease of another former Mervyns location (Sierra Town Center in Reno, NV.) Both of these locations were controlled by the Company prior to the auction.
•	As previously announced, the Company has met its 2008 tax distribution requirements and therefore also reiterates its previously announced decision to forego its dividend for the fourth quarter of 2008 which will result in savings of more than $80 million in January 2009.
Given all of these transactional and financing updates, the Company continues to expect to maintain compliance with all loan covenants and the liquidity to meet all near term liabilities. Also, the Company continues to actively pursue additional asset sales and additional financing alternatives with numerous potential sources. David Oakes, Developers Diversified’s Executive Vice President of Finance and Chief Investment Officer, commented, “We are disappointed to not close on the large joint venture as we had expected, but we continue to access many sources of capital in order to meet our goals of improving our liquidity and lowering our leverage.”
Developers Diversified currently owns and manages over 720 retail operating and development properties in 45 states, plus Puerto Rico, Brazil, Russia and Canada, totaling 159 million square feet. Developers Diversified Realty is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers. Additional information about Developers Diversified Realty is available on the Internet at http://www.ddr.com.
Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of or significant downsizing of a major tenant; constructing properties or expansions that produce a desired yield on investment; our ability to sell assets on commercially reasonable terms; our ability to obtain final approval by the court overseeing the Mervyns bankruptcy proceedings; our ability to secure equity or debt financing on commercially acceptable terms or at all; our ability to enter into definitive agreements with regard to our financing and joint venture arrangements or our failure to satisfy conditions to the completion of these arrangements. For additional factors that could cause the results of the Company to differ materially from these indicated in the forward-looking statements, please refer to the Company’s Form 10-K as of December 31, 2007. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.